Exhibit 10.2

Execution Version

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Scott Wells (“Employee”), and, subject to the effectiveness conditions set forth in Section 1 below, amends, restates and supersedes the Employment Agreement between the Company and Employee dated as of March 3, 2015, as amended by the First Amendment thereto dated March 26, 2019 (as amended, the “Existing Agreement”).

1.	TERM OF EMPLOYMENT

This Agreement commences January 1, 2022 (“Effective Date”) and ends on January 1, 2026, and shall be automatically extended for additional four (4) year periods (such initial or extended term, the “Employment Period”), unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended, or this Agreement is otherwise terminated, in either case in accordance with the provisions herein. Notice of non-renewal must be provided between August 1st and September 1st in the year prior to the end of the then applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended. Notwithstanding the foregoing, Employee’s employment may be terminated before the end of the Employment Period pursuant to Section 8. For the avoidance of doubt, until the occurrence of the Effective Date, the Existing Agreement will remain in full force and effect, and any termination of employment prior to the Effective Date will be governed by the Existing Agreement and will cause this Agreement to be null and void and of no effect.

2.	TITLE AND EXCLUSIVE SERVICES

(a)    Title and Duties. As of the Effective Date, Employee’s title will be Chief Executive Officer of Company, and Employee shall perform job duties that are usual and customary for this position. Employee shall report to the Board of Directors of Company (the “Board”). Employee will also be appointed as a member of the Board as of the Effective Date (or as soon as practicable thereafter), and will be nominated for re-election at each annual meeting during the Employment Period and at the end of his term of service.

(b)    Exclusive Services. Employee shall not be employed or render services elsewhere while employed by Company; provided, however, that Employee may (i) participate in professional, civic or charitable organizations so long as such participation is unpaid, and (ii) serve on the boards of for-profit organizations with the prior consent of Company, which consent shall not be unreasonably withheld, so long as the activities in (i) and (ii), individually or in the aggregate, do not interfere with the performance of Employee’s duties on behalf of Company.

(c)    Prior Employment. Employee affirms that no obligation exists with any prior employer or entity which would prevent full performance of this Agreement, or subject Company to any claim with respect to Company’s employment of Employee.

3.	COMPENSATION AND BENEFITS

(a)    Base Salary. Employee shall be paid an annualized salary of One Million One Hundred Thousand Dollars ($1,100,000.00) (“Base Salary”). The Base Salary shall be payable in accordance with Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee’s Base Salary shall not be decreased, and Employee is eligible for salary increases not less than once per calendar year, at Company’s discretion based on Company and/or individual performance.

(b)    Vacation. Employee is eligible for five (5) weeks of vacation per year, which shall accrue, may be used, and shall be paid in accordance with the Employee Guide (defined herein), subject to the terms and conditions of Company’s policies in effect from time to time.

(c)    Annual Bonus. Eligibility for an annual lump sum cash bonus payment (an “Annual Bonus”) is based on financial and performance criteria established by Company and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and the Board, and is not a guarantee of compensation. The target amount of Employee’s Annual Bonus for purposes of this Agreement shall be one hundred ten percent (110%) of Employee’s Base Salary (the “Target Bonus”). The payment of any Annual Bonus shall be no later than March 15th of each calendar year following the year in which the Annual Bonus was earned, or otherwise within the Short-Term Deferral period under the Internal Revenue Code Section 409A (“Section 409A”) and applicable regulations.

(d)    One-Time Promotion Grant. Within thirty (30) days following the Effective Date, Employee will receive a one-time grant of restricted stock units of Company (“Restricted Stock Units”) vesting on each of the first, second and third anniversaries of the grant date in equal installments under the terms of the applicable award agreement and the Clear Channel Outdoor Holdings, Inc. 2012 Second Amended and Restated Equity Incentive Plan (the “Equity Plan”) with respect to a number of shares of Company common stock with a value equal to One Million Dollars and No Cents ($1,000,000) (based on the volume weighted average price of Company’s common stock over the twenty (20) trading days ending with the Effective Date). The terms of this grant will be governed by the Equity Plan and an award agreement that (1) provides for the vesting schedule described in the foregoing sentence, and (2) is substantially in the form of Employee’s existing Restricted Stock Unit Award Agreement, but otherwise follows the Equity Plan standard terms and conditions unless such terms and conditions are modified herein or in a Restricted Stock Unit Award Agreement.

(e)    Annual Long-Term Incentive. Employee shall be immediately eligible for additional long-term incentive opportunities with an approximate value of not less than Two Million Dollars ($2,000,000.00) for each award, consistent with other comparable positions and pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the Board or the Compensation Committee of the Board (the “Compensation Committee”), as applicable. The terms of this grant will be governed by the Equity Plan and an award agreement that contains the terms and conditions of such award as determined by the Board or the Compensation Committee, as applicable, in its discretion with respect to each annual grant.

(f)    Employment Benefit Plans. Employee may participate in employee welfare and/or benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Guide.

(g)    Attorneys’ Fees. Company shall reimburse Employee for attorneys’ fees incurred in the review and negotiation of this Agreement and related agreements concerning Employee’s employment by Company up to a maximum reimbursement of Twenty-Five Thousand Dollars ($25,000) in the aggregate, subject to the submission of a summary invoice from Employee’s attorney, which for the avoidance of doubt shall not include any confidential or privileged information. Reimbursement shall be made in lump sum within thirty (30) days of submission of such invoice.

(h)    Travel and Expenses. Employee shall be entitled to fly business class on international flights and for any domestic flight that is three (3) hours or more in duration. The ticket for any such domestic flight shall have the classification of “Y-UP” or similar full-fare classification allowing for automatic upgrades to business class or first class. Company shall reimburse Employee for business and travel expenses consistent with past practice with respect to similarly situated employees pursuant to Company policy.

(i)    Taxes and Deductions. Compensation pursuant to this section shall in all cases be less applicable payroll taxes and other deductions.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)    Company has provided and shall continue to provide to Employee confidential information and trade secrets including but not limited to Company’s permits, landlord and property owner information, marketing plans, growth strategies, target lists, performance goals, operational strategies, specialized training expertise, employee development, engineering information, sales information, terms of negotiated leases, client and customer lists, contracts, representation agreements, pricing information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively, the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that: (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure (in all instances at the Company’s sole cost and expense), and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)    Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c)    The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason. Further, this Section 4 shall not be applied to interfere with Employee’s Section 7 rights under the National Labor Relations Act.

5.	NON-INTERFERENCE WITH COMPANY EMPLOYEES

(a)    To further preserve Company’s Confidential Information, goodwill and legitimate business interests, during Employee’s employment with Company and for twelve (12) months following the end of Employee’s employment with Company (the “Non-Interference Period”), Employee shall not, directly or indirectly, hire, engage or solicit any current employee of Company with whom Employee had contact, supervised, or received Confidential Information about within the twelve (12) months prior to Employee’s termination, to provide services elsewhere or cease providing services to Company.

(b)    The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CLIENTS

(a)    To further preserve Company’s Confidential Information, goodwill and legitimate business interests, for twelve (12) months after the end of Employee’s employment with Company (the “Non-Solicitation Period”), Employee shall not, directly or indirectly, solicit Company’s clients, governmental or quasi-governmental organizations or their affiliated agencies, or property owners/tenants, licensors, or property managers with whom Employee engaged or had contact, or received Confidential Information about within the twelve (12) months prior to Employee’s termination.

(b)    The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

(a)    To further preserve Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests, Employee agrees that, during Employee’s employment with Company and for twelve (12) months following the end of Employee’s employment with Company (the “Non-Compete Period”), Employee shall not perform, directly or indirectly, the same or similar services provided by Employee for Company, or in a capacity that would otherwise likely result in the use or disclosure of Confidential Information, for any entity engaged in a business in which Company is engaged (including such business that is in the research, development or implementation stages), and with which Employee participated at the time of Employee’s termination or within the twelve (12) months prior to Employee’s termination or about which Employee received Confidential Information (each a “Competitor”), including, but not limited to: JC Decaux Corporation; Titan Media Company; Fairway Outdoor; Adams Outdoor; Outfront Media or Lamar Advertising Company, in any geographic region in which Employee has or had duties or in which Company does business and about which Employee has received Confidential Information (the “Non-Compete Area”). Notwithstanding the foregoing, the parties acknowledge and agree that: (i) nothing contained herein will preclude Employee from purchasing or owning securities of any Competitor if such securities are publicly traded and Employee’s holdings do not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such Competitor; and (ii) nothing contained herein will prevent Employee from being employed by a subsidiary, division, affiliate or unit (each, a “Unit”) of any business organization if that Unit is not a Competitor of Company, irrespective of whether some other Unit of such business organization is a Competitor of Company, so long as Employee does not provide any services to or for any such other Unit(s) that is a Competitor of Company and does not disclose any Confidential Information to any such Unit(s) that is a Competitor of Company.

(b)    The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION

This Agreement and/or Employee’s employment may be terminated by mutual agreement or:

(a)    Death. The date of Employee’s death shall be the termination date.

(b)    Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than one hundred eighty (180) days in any twelve (12)-month period, subject to applicable law.

(c)    Termination By Company Without Cause. Company may terminate Employee’s employment without Cause by providing written notice.

(d)    Termination by Company With Cause. Company may terminate Employee’s employment with “Cause” by providing written notice, which for purposes of this Agreement means:

(i)    willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes;

(ii)    willful refusal to perform, or repeated failure to perform, Employee’s lawfully assigned duties that are consistent with Employee’s title and authority (other than by reason of disability);

(iii)    willful refusal to follow, or repeated failure to follow, the lawfully assigned directives that are consistent with the Employee’s title and authority;

(iv)    a felony conviction, a plea of nolo contendere by Employee, or other criminal conduct by Employee that has or would result in material injury to Company, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v)    a material breach of this Agreement; or

(vi)    a material violation of Company’s written employment and management policies that has or would result in material injury to Company.

If Company elects to terminate for Cause under (c)(ii), (iii), (v) or (vi), Employee shall have fifteen (15) days to cure after written notice, except where such cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.

(e)    Termination by Employee for Good Reason. Employee may terminate Employee’s employment at any time with “Good Reason,” which is:

(i)    a material diminution of Employee’s base compensation hereunder;

(ii)    a requirement by Company that Employee relocate his residence to a location more than thirty-five (35) miles from the Employee’s residence at such time;

(iii)    a material diminution in Employee’s title, duties, authority or responsibilities;

(iv)    a requirement that Employee report to any person of lesser authority than the Board; or

(v)    a material breach of this Agreement by Company.

If Employee elects to terminate for Good Reason under this Section 8(e), then (A) Employee must provide Company with written notice within thirty (30) days of such condition occurring that Employee intends to terminate Employee’s employment hereunder for one of the circumstances set forth above, (B) if such circumstance is capable of being cured, Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within thirty (30) days after the end of the cure period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence or condition of Good Reason. For the avoidance of doubt, a change to Employee’s duties and/or responsibilities consistent with Section 8(f) shall not give rise to Good Reason.

(f)    Non-Renewal. Following notice by either party under Section 1, Company shall determine the termination date and may, in its sole discretion, modify Employee’s duties and/or responsibilities at any point after such notice has been provided, through the end of the Employment Period.

(g)    Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing written notice to Company at least thirty (30) days in advance of any effective date of termination.

9.	COMPENSATION UPON TERMINATION

(a)    Death. Company shall, within thirty (30) days of the date of Employee’s death, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the date of termination, any business expenses incurred by Employee but not yet reimbursed by Company, and any other payments required to be paid or provided under applicable employee benefit plans or equity plans or equity award agreements, which shall be paid or provided in accordance with the terms of such plans, agreements and/or policies (less applicable payroll taxes and other deductions) (collectively the “Accrued Obligations”).

(b)    Disability. Company shall, within thirty (30) days, pay all Accrued Obligations to Employee.

(c)    Termination By Company For Cause or Termination by Employee without Good Reason. Company shall, within thirty (30) days, pay all Accrued Obligations to Employee.

(d)    Termination By Company Without Cause, Non-Renewal by Company, or Termination by Employee for Good Reason. If Company terminates the employment of Employee without Cause or gives notice of non-renewal, or if Employee terminates employment for Good Reason then Company shall pay all Accrued Obligations to Employee. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company and Employee, in substantially the form attached hereto as Exhibit I:

(i)    Company shall pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for eighteen (18) months (the “Severance Payments” or “Severance Pay Period”);

(ii)    Employee shall be eligible for a pro-rata bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Employee shall receive such Pro-Rata Bonus only if Employee would have earned the bonus had Employee remained employed through the end of the applicable calendar year. Calculation and payment of the bonus, if any, shall be pursuant to the plan in effect during the termination year;

(iii)    Company shall pay Employee a separation bonus in an amount equal to the Target Bonus to which Employee would be entitled for the year in which Employee’s employment terminates, payable in a lump sum;

(iv)    Company shall pay Employee in a lump sum an amount equal to the product of (A) eighteen (18) and (B) the monthly COBRA premiums Employee would be required to pay if Employee elected pursuant to COBRA to continue the health benefits coverage Employee had prior to the termination date (less the amount that Employee would have to pay for such coverage as an active employee) (the “COBRA Payment”), less applicable federal and state withholdings and all other applicable deductions; provided, however, that Employee shall be solely responsible for timely enrolling for any COBRA or Marketplace coverage and paying any required premiums, but shall not be required to enroll in any such coverage and Company is not placing any restrictions upon the use by Employee of such payment as a condition upon the receipt of the payment under this section; and

(v)    Notwithstanding anything to the contrary set forth in the equity award agreements (except in circumstances where treatment more favorable to Employee is provided in such equity award agreement), any unvested Time Vesting equity awards scheduled to vest within the twelve (12) month period following the date of termination shall vest in full on the date of termination. Any unvested Performance Vesting Options shall remain eligible to vest for the three (3) month period following the date of termination. Any outstanding and unvested Performance Share Units (as defined in the Equity Plan) will vest as follows: (i) 1⁄3 of the target shares are eligible to vest if the date of termination is before the date which is two years prior to the Vesting Date (as defined in the applicable award agreement), (ii) 2⁄3 of the target shares are eligible to vest if the date of termination is on or after the date which is two years prior to the Vesting Date but before the date which is one year prior to the Vesting Date, and (iii) 100% of the target shares are eligible to vest if the date of termination is on or after the date which is one year prior to the Vesting Date (or other applicable performance metric). Vested Performance Share Units will be held by Company and earned at the end of the Performance Period based on the Relative TSR Performance as outlined in the applicable award agreement and will then be distributed to Employee within sixty (60) days.

The above-described Severance Agreement and General Release shall be provided to Employee on or before Employee’s termination date, and must be executed by Employee and irrevocable by the thirtieth (30th) day following the termination date. The payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) no later than the second regularly scheduled payroll date following the date that the Severance Agreement and General Release is effective and irrevocable, subject to Section 17 below; provided, however, in the event that the period in which Employee has to review and execute the Severance Agreement and General Release begins in one tax year and ends in a later tax year, the payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) in the later tax year.

(e)    Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall pay all Accrued Obligations to Employee. If the termination date is before the end of the then current Employment Period, then Company shall, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata Base Salary through the end of the then current Employment Period.

(f)    Employment by Competitor or Re-hire by Company During Severance Pay Period.

(i)    If Employee is in breach of any post-employment obligations or covenants, or if Employee is hired or engaged in any capacity by any Competitor of Company in any location during any Severance Pay Period, in Company’s sole discretion, Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. Employee acknowledges that each individual Severance Payment received is adequate and independent consideration to support Employee’s General Release of claims referenced in Section 9(d), as each is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a General Release of claims.

(ii)    If Employee is rehired by Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than Employee’s previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

10.	OWNERSHIP OF MATERIALS

(a)    Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral right (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. This

Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b)    The terms of this Section 10 shall survive the expiration or termination of this Agreement for any reason.

11.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Employee hereby consents to the Agreement being enforced by any successor or assign of Company without the need for further notice to or consent by Employee. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

12.	GOVERNING LAW

This Agreement shall be governed by the internal and substantive laws of the State of Texas without respect to choice of law principles.

13.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company shall pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

14.	INDEMNIFICATION

Company shall defend and indemnify Employee to the maximum extent permitted under applicable law for acts committed in the course and scope of employment, which indemnification shall include at a minimum, indemnification rights, and cost reimbursements. Employee shall indemnify Company for claims of any type concerning Employee’s conduct outside the scope of employment, or the breach by Employee of this Agreement.

15.	DISPUTE RESOLUTION

(a)    Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to this Agreement or Employee’s employment with Company or termination of employment. Nothing contained in this Agreement shall be construed to prevent or excuse Employee from using Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Any arbitration hereunder shall be conducted by the American Arbitration Association (“AAA”). Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims). Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

(b)    The Arbitrator shall be selected by mutual agreement of Company and Employee. Unless Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding shall be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration shall be conducted. If for any reason the parties cannot agree to an Arbitrator, the AAA will select an Arbitrator. The location of the arbitration proceeding shall be no more than 45 miles from the place where Employee last worked for Company, unless each party to the arbitration agrees in writing otherwise.

(c)    A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to Company shall be provided to Company’s Legal Department, 200 East Basse Road, San Antonio, Texas 78209. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

(d)    In arbitration, the parties shall have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. The Federal Rules of Civil Procedure shall govern any depositions or discovery efforts, and the arbitrator shall apply the Federal Rules of Civil Procedure when resolving any discovery disputes. However, there shall be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or representative action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”). Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee shall not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(e)    Each party shall pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, Company shall pay the Arbitrator’s and arbitration fees. If under applicable law Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) shall be apportioned between the parties by the Arbitrator in accordance with applicable law.

(f)    Within thirty (30) days of the close of the arbitration hearing, any party shall have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(g)    Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(h)    This Section 15 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 15 is deemed unenforceable and except as set forth in Section 15, the remainder of this Agreement shall be enforceable.

(i)    This Section 15 shall survive the expiration or termination of this Agreement for any reason.

16.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee authorizes Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

17.	SECTION 409A COMPLIANCE

(a)    Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Section 1.409A-1(b)(9) of the Treasury Regulations will be payable until Employee has a “separation from service” within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations.

(b)    It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in paragraph (d) below or resulting from an involuntary separation from service as described in paragraph (e) below. In no event will Employee have discretion to determine the taxable year of payment of any Deferred Payment or payment made upon a separation from service. Any severance payments or benefits payable pursuant to this Agreement will be payable as provided in Section 9(d).

(c)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b) of the Treasury Regulations.

(d)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of paragraph (a) above.

(e)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of paragraph (a) above.

(f)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A. In no event will Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

(g)    For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Company’s taxable year preceding Company’s taxable year of Employee’s termination of employment as determined under Section 1.409A-1(b)(9)(iii)(A)(1) of the Treasury Regulations and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

18.	MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including an authorized officer of Company. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior written or oral agreements or understandings between the parties, including, following the Effective Date, the Existing Agreement, except as otherwise set forth herein or as set forth in any equity award agreement. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, 7, and 10 are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company’s

Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond shall be required if an injunction is sought to enforce any of the covenants previously set forth herein. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Employee acknowledges receipt of the Company’s Employee Guide (“Employee Guide”), Code of Conduct and other Company policies (available on Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Scott Wells	Date: 07/26/21
Scott Wells

COMPANY:

/s/ Brian Coleman	Date: 07/28/21
Brian Coleman
Chief Financial Officer and Treasurer,
Clear Channel Outdoor Holdings, Inc.